Exhibit 10.1

July 24, 2026

Peter J. Pitts

Dear Peter:

On behalf of Brainstorm Cell Therapeutics Inc. (the “Company”), I am pleased to provide you with this letter agreement (this “Agreement”) setting forth the terms and conditions of your employment as Executive Chairman and Chief Strategic Regulatory Officer (“Chairman”) of the Company, effective as of July 24, 2026 (the “Effective Date”).

1.            Term. The Company will employ you as Chairman, upon the terms and subject to the conditions set forth in this Agreement, beginning on the Effective Date and ending when your employment terminates pursuant to paragraph 9 (the “Term”).

2.            Position and Duties. As Chairman, you will report directly to the Chief Executive Officer of the Company (the “CEO”) and perform such duties as the CEO or the Board of Directors of the Company (the “Board”) may reasonably assign, including guiding the Company’s macro regulatory policy, Washington relationships, and FDA strategy. You will devote sufficient business time, energy, and talent to serving as Chairman and will perform your duties faithfully in accordance with the CEO’s and the Board’s lawful directions and the Company’s policies. By signing this Agreement, you represent that you have no legal obligations that would prohibit you from performing your duties. During the Term, you may not engage in any other employment or business activity that would interfere with your duties or fiduciary obligations to the Company; provided that you may continue to serve in your roles (as in effect on the Effective Date) with the Center for Medicine in the Public Interest and the University of Paris School of Medicine.

3.            Location. You may perform your duties principally at the Company’s corporate headquarters or, when feasible, remotely from your residence; provided that you may be required to travel as reasonably necessary to perform your duties.

4.            Board Service. During the Term, you will continue to serve on the Board as its Chair, subject to re-nomination and re-election by stockholders. Due to your insider status, you will no longer serve on any Board committees or receive any non-employee director compensation (but you shall continue to vest in prior grants of director equity awards for as long as you serve on the Board).

5.            Compensation.

a.            Cash Compensation. During the Term, unless the Board determines otherwise, you will not receive a base salary or be eligible for any formal bonus program.

b.           Stock Option. On or before July 31, 2026, the Board will approve a nonqualified stock option grant for you to purchase 900,000 shares of Company common stock at a price per share equal to the fair market value on the grant date (the “Option”). The Option will have a maximum 10-year term and vest over 48 months, with 25% vesting on the first anniversary of the Effective Date and 1/48th vesting monthly thereafter, subject to your continued employment. Upon a termination by the Company without Cause prior to a Change in Control, you will receive 12 months of accelerated vesting and have 12 months following termination (or the remaining option term, if shorter) to exercise the vested portion. Upon a termination by the Company without Cause or a resignation by you for Good Reason, in either case within one year following a Change in Control, the Option will become fully vested and exercisable for 12 months following termination (or the remaining option term, if shorter). The Option will otherwise be governed by the Company’s 2014 Stock Incentive Plan and standard award agreement. The terms “Cause”, “Change in Control” and “Good Reason” are defined on Exhibit A.

c.            Additional Equity Awards. The Board retains discretion to grant additional equity awards based on your performance and Company objectives and intends to review your equity compensation at least annually. The Company acknowledges that your agreement to serve without salary or cash bonus is based on the understanding that equity compensation constitutes the principal economic consideration for your services and is intended to provide meaningful participation in the Company’s long-term growth. The parties intend that your equity compensation remain competitive and appropriately reflect your responsibilities and prevailing market practices. Notwithstanding the foregoing, upon the occurrence of one or more of the following milestones, the Board (or a committee thereof) will promptly review your contributions and determine whether it is appropriate to grant additional equity compensation: acceptance or approval of a Biologics License Application or other significant FDA regulatory milestone; completion of a material financing or capital markets transaction; entry into a material strategic partnership or licensing transaction; significant business development, governmental affairs or public policy accomplishments; a material increase in shareholder value; or such other strategic achievements as the Board determines have materially enhanced the long-term value of the Company.

6.            Expenses. The Company will reimburse you for reasonable travel and out-of-pocket expenses properly incurred in performing your duties, in accordance with Company policy for senior executives (and in all cases within 30 calendar days after submission of receipts).

7.            Indemnification and Insurance. The Company reaffirms its indemnification obligations under the existing indemnification agreement between you and the Company. You will also be named as an insured on the Company’s director and officer liability insurance policy as maintained from time to time.

8.            Waiver of Participation. During the Term, unless the Board determines otherwise, and except as provided in paragraphs 5 and 6 above, you will not be eligible for, and hereby waive participation in, any welfare, fringe benefit, insurance, retirement, or other benefit plans maintained by the Company for its senior executives.

9.            Termination. Your employment is “at-will” and may be terminated by either party at any time, with or without cause or advance notice. Upon termination of your employment for any reason (whether voluntarily or involuntarily), the Company shall pay only accrued but unpaid business expenses and shall have no further obligation to pay any other amounts or severance (but your vested stock options will remain outstanding in accordance with their terms).

10.          Miscellaneous. This Agreement supersedes all prior agreements, representations, or understandings regarding your position as Chairman and constitutes the complete agreement between you and the Company on that subject. This Agreement may only be amended by a written agreement signed by you and an authorized officer of the Company. Neither party may assign its obligations hereunder without the other’s prior written consent. Notwithstanding the foregoing, the Company may assign this Agreement in connection with a sale of all or substantially all of its business and/or assets (whether direct or indirect, by purchase, merger, consolidation or otherwise) and will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform had no such succession occurred. This Agreement binds and benefits each party’s successors and permitted assigns. This Agreement is governed by Delaware law (excluding conflict-of-laws principles), and each party consents to the exclusive jurisdiction of the state and federal courts in Delaware for any disputes arising hereunder. The Company may withhold from amounts payable hereunder any taxes required by law. A signed copy delivered electronically shall have the same effect as an original.

Please confirm your agreement with these terms by signing below and return a copy for our files. If you have any questions, or need additional information, please give me a call.

Sincerely,

BRAINSTORM CELL THERAPEUTICS INC.

By: Chaim Lebovits
Its: President and Chief Executive Officer

AGREED TO AND ACCEPTED BY:

Peter J. Pitts	Date

Exhibit A
Definitions

“Cause” means any of the following: (i) your commission of an act of fraud, embezzlement or dishonesty, or the commission of some other illegal act by you, that has a demonstrable adverse impact on the Company or any successor or affiliate thereof; (ii) your conviction of, or plea of “guilty” or “no contest” to, a felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof (or international equivalent); (iii) any intentional, unauthorized use or disclosure by you of confidential information or trade secrets of the Company or any successor or affiliate thereof; (iv) your gross negligence, insubordination or material violation of any duty of loyalty to the Company or any successor or affiliate thereof, or any other demonstrable material misconduct on your part in connection with the performance of your duties for the Company; (v) your ongoing and repeated failure or refusal to perform or neglect of your duties as required by this Agreement or your ongoing and repeated failure or refusal to comply with the instructions given to you by the Company, which failure, refusal or neglect continues for 15 days following your receipt of written notice from the Company stating with specificity the nature of such failure, refusal or neglect; or (vi) your material breach of any (x) material policy maintained by the Company or any successor or affiliate thereof, (y) material federal, state or local law relating to your own personal misconduct in the workplace (including sexual or other prohibited harassment), or (y) agreement between you and the Company or any successor or affiliate thereof (including a restrictive covenant agreement).

“Change in Control” means and includes each of the following:

(a)           A transaction or series of transactions whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b)          During any period of two (2) consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two (2)-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)           The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction: (i)  which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and (ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

“Good Reason” will exist if (i) the Company, without your prior written consent, materially diminishes your title, duties or responsibilities, or reporting structure; (ii) you provide written notice to the Company of the existence of any condition described in clause (i) of this paragraph within 30 calendar days after the initial existence of such condition and provide the Company 60 calendar days to remedy such condition (the “Cure Period”); (iii) the Company fails to remedy any such condition within the Cure Period; and (iv) you elect to resign from the Company within 30 calendar days after the expiration of the Cure Period.

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